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                        U.S. SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C. 20549

                                      FORM 12b-25

    NOTIFICATION OF LATE FILING                            SEC FILE NUMBER
                                                               0-12806

                                                           CUSIP NUMBER
                                                           267907-50-9

    FORM 10-QSB

    For Period Ended: March 31, 1996

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    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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    If the notification relates to a portion of the filing identify the Item(s)
 to which the notification relates: N/A

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Part I -- Registrant Information

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    Full Name of Registrant:     Dynatec International, Inc.

                                 3594 West 1820 South
                                 --------------------
                                 Address of Principal Executive Office

                                 Salt Lake City, UT 84104
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                                 City, State and Zip Code

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Part II -- Rules 12b-25(b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

(a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

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(b)     The subject quarterly report on Form 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III -- Narrative

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     Registrant is filing the first quarterly report and financial statements since entering into a joint venture enterprise as explained in the Form 8-KSB filed with the commission dated February 27, 1996. The complete and accurate filing of the financial information has been delayed due to a review process by the company to insure a complete and accurate filing. See the accountants letter attached.

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Part IV -- Other Information

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     (1)    Name and telephone number of person to contact in regard to this notification.

            David White            (801)             973-9500
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            (Name)              (Area Code)      (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

     /X / Yes  / / No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? / / Yes /X / No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Dynatec International, Inc. Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   5/13/96                                By: /s/
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                                                  Executive Vice-President
                                                  Chief Financial Officer